UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2006 (July 28, 2006)

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10765	23-2077891
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

P.O. Box 61588

KING OF PRUSSIA, PENNSYLVANIA 19406

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 28, 2006, Universal Health Services, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to its $500 million unsecured non-amortizing revolving credit facility (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent and ABM Amro Bank, N.V., SunTrust Bank and Wachovia Bank, National Association, as Co-Documentation Agents (collectively, the “Agents”). The Amendment increased commitments under the Credit Agreement to $650 million and extended the term of the Credit Agreement until July 28, 2011. The Amendment increases the sublimit for letters of credit from $75 million to $100 million. The interest rate on the borrowings is determined, at the Company’s option, as either (i) the London Inter-Bank Offer Rate (LIBOR) plus a spread of 0.33% to 0.575% or (ii) at the higher of the prime rate or the federal funds rate plus 0.5%. A facility fee ranging from 0.07 to .175% based on the Company’s credit ratings from Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., is required on the total commitment.

Affiliates of each of the Agents and certain of the other lenders acted as underwriters in the public offering of the Company’s 7.125% Notes due 2016 that was completed on June 30, 2006. In addition, JP Morgan Chase Bank, N.A. is an affiliate of J.P. Morgan Trust Company, National Association, the successor trustee under the Company’s indenture dated as of January 20, 2000, as amended by a supplemental indenture dated as of June 20, 2006, relating to its debt securities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Amendment No. 1 to the Credit Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/s/ Alan B. Miller
Name:	Alan B. Miller
Title:	President, Chief Executive Officer and Chairman of the Board

By:	/s/ Steve Filton
Name:	Steve Filton
Title:	Senior Vice President and Chief Financial Officer

Date: August 1, 2006

Exhibit Index

Exhibit No.	Exhibit
10.1	Amendment No. 1 to the Credit Agreement.